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[OsteoTech Inc. Logo]




FOR IMMEDIATE RELEASE                             Contact:  Mark H. Burroughs
                                                            (732) 542-2800
March 31, 2006
                                                    NASDAQ Symbol:    OSTE


                      OSTEOTECH REPORTS 2005 FULL YEAR AND
                        FOURTH QUARTER FINANCIAL RESULTS

Osteotech, Inc. (NASDAQ: OSTE) reported today that consolidated revenues for the year ended December 31, 2005 increased 5% to $93.3 million as compared to 2004 consolidated revenues of $88.6 million. In 2005, domestic revenues increased 3% and international revenues increased 19%. The Company incurred a net loss in 2005 of $21.1 million or $1.23 diluted net loss per share as compared to a net loss in 2004 of $5.3 million or $.31 diluted net loss per share.

Sam Owusu-Akyaw, Osteotech's President and Chief Executive Officer, stated, "We are very disappointed with our financial results in 2005. A number of events in the second half of the year made it difficult for us to achieve our anticipated revenue growth objectives. We had originally expected earnings to be negatively impacted by the productivity and other initiatives we had implemented. However, the second half events layered in incremental costs and expenses and the lower than anticipated revenue levels negatively impacted our gross margins."

Mr. Owusu-Akyaw continued, "In 2005, we successfully rejuvenated our research and development activities by developing new technologies and products. We began marketing the Xpanse(TM) Bone Insert in late 2005 and the GraftCage(TM) TLX in the first quarter of 2006, and we have a number of additional new technologies and products being introduced in 2006, 2007 and 2008. We have made outstanding progress on our productivity initiatives to reduce inventory levels, lead times and costs, while increasing tissue yields. "

Mr. Owusu-Akyaw concluded, "I believe the progress necessary for Osteotech to return to profitability is well underway. We will continue to pursue our strategic initiatives in 2006 and I expect to see the benefits of these turnaround activities as we proceed through 2006 and into 2007 and 2008."

Revenues for the fourth quarter of 2005 were $21.9 million, a 7% increase over fourth quarter 2004 revenues of $20.4 million. Domestic revenues increased 8% in the fourth quarter of 2005, while international revenues in the fourth quarter of 2005 were relatively flat with international revenues in the fourth quarter of 2004. The Company incurred a net loss of $11.6 million or $.67 diluted net loss per share in the fourth quarter of 2005 and a net loss of $4.6 million or $.27 diluted net loss per share in the fourth quarter of 2004.

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Earnings in 2005 have been impacted by lower gross margins, as more fully discussed below, and an increase in operating expenses due to costs associated with strengthening and diversifying domestic tissue sources, retirement and severance costs associated with the retirement of the Company's former Chief Executive Officer and Chief Financial Officer, the resignation of the Company's former Chief Science Officer and certain other employees terminated in the fourth quarter of 2005, and increased professional fees, including the costs associated with an unsolicited proposal to acquire Osteotech. The Company also incurred translation losses on transactions denominated in foreign currency due to the strengthening of the U.S. dollar against the Euro and recognized an income tax benefit on its 2005 losses at less than the statutory rates due to its assessment of the recoverability of these tax benefits.

Consolidated gross margins were 34% and 19% for the year and fourth quarter ended December 31, 2005, respectively, as compared to 41% and 30% in the same respective periods in 2004. Gross margins in 2005 were constrained by unabsorbed fixed costs due to reduced unit production as compared to unit sales to allow the Company to consume existing tissue inventories and directly reduce overall tissue inventory levels. In addition, gross margins were constrained by write-offs and reserves for excess, obsolete and expiring tissue inventories, primarily in the Graftech(R) Bio-implant product line, as a result of standard inventory policies and procedures and to address the tissue inventory strategic initiatives.

DBM Segment revenues increased 14% and 10% to $52.1 million and $12.7 million for the year and fourth quarter ended December 31, 2005, respectively, as compared to $45.8 million and $11.5 million in the same respective periods in 2004. Domestic Grafton(R) DBM revenues increased 15% and 18% for the year and three months ended December 31, 2005, respectively, substantially related to the recognition of higher per unit selling prices as a result of the continued implementation of the strategic initiative to distribute our proprietary products directly to end users, for which the Company recognizes a greater portion of the end user selling price. International Grafton(R) DBM revenues increased 16% for the year ended December 31, 2005, but declined 23% in the fourth quarter. The increase in international Grafton(R) DBM revenues for 2005 is primarily due to increased unit volume, while the Company experienced softness in its international markets in the fourth quarter of 2005. Private label DBM revenues declined 3% in 2005 and decreased 8% in the fourth quarter of 2005 primarily due to a reduction in orders from one of the Company's partners as they adjusted their ordering patterns and inventory levels.

The DBM Segment generated an operating loss of $.3 million and $1.6 million for the year and fourth quarter ended December 31, 2005, respectively, compared to operating income of $4.4 million and $1.1 million in the same respective periods in 2004. The operating losses in 2005 are primarily a result of lower gross profit margins and increased operating costs.

Base Tissue Segment revenues increased 1% and 4% to $39.8 million and $8.9 million for the year and fourth quarter ended December 31, 2005, respectively, as compared to $39.3 million and $8.6 million in the corresponding periods in 2004. The increase in Base Tissue Segment revenues in both periods is primarily due to an increase in the world-wide distribution of traditional tissue of 86% and 32% for the year and three months ended December 31, 2005, mainly from increased unit sales volume as the Company continues to expand its world-wide presence in this market and, in the fourth quarter of 2005, from a 17% increase in revenues

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generated from processing donors for clients. Partially offsetting these increases in revenues is a decline in revenues from the distribution of Graftech(R) Bio-implants of 14% and 16% for the year and three months ended December 31, 2005, primarily due to lower demand and increased competition from non-allograft bone spinal implants, and a decline in service fees generated by processing allograft bone tissue for clients of 14% in 2005, primarily due to processing 916 fewer donors for clients, although the Company realized a 22% increase in the average processing fee per donor in 2005.

The Base Tissue Segment generated an operating loss of $20.1 million and $9.8 million for the year and fourth quarter ended December 31, 2005, respectively, compared to an operating loss of $9.3 million and $7.3 million in the same respective periods in 2004. The operating losses in 2005 are primarily a result of lower gross profit margins and increased operating costs.

Mr. Owusu-Akyaw will host a conference call on March 31, 2006 at 9:00 am Eastern Time to discuss full year and fourth quarter results. You are invited to listen to the conference call by dialing 706-634-5453. The conference will also be simultaneously web cast at http://www.osteotech.com. Automated playback will be available two hours after completion of the live call, through midnight, April 14, 2006, by dialing 706-645-9291 and indicating access code 7016143.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of March 31, 2006 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.


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                        OSTEOTECH, INC. AND Subsidiaries
                           CONSOLIDATED REVENUE DETAIL
                             (dollars in thousands)


                                                            Three Months                                   Year Ended
                                                         Ended December 31,                               December 31,
                                               ---------------------------------------         ------------------------------------
                                                     2005                   2004                    2005                2004
                                               =================     =================         ===============    =================

DBM Segment
Domestic:
  Grafton(R)DBM ........................               $10,471            $ 8,837                  $40,669               $35,282
  Private Label ........................                   961              1,047                    3,920                 4,059
                                                       -------            -------                  -------               -------
                                                        11,432              9,884                   44,589                39,341
International:
  Grafton(R)DBM ........................                 1,220              1,590                    7,477                 6,449
                                                       -------            -------                  -------               -------
        Total DBM Segment ..............                12,652             11,474                   52,066                45,790
                                                       =======            =======                  =======               =======

Base Tissue Segment
Domestic:
  Traditional Tissue:
      Processing .......................                 1,864              1,593                   11,057                12,972
      Direct Distribution ..............                 1,850              1,518                    6,645                 2,851
  Graftech(R)Bio-implants ..............                 3,785              4,531                   16,949                19,820
                                                       -------            -------                  -------               -------
                                                         7,499              7,642                   34,651                35,643
International:
  Traditional Tissue:
      Processing .......................                    62                 52                      419                   401
      Direct Distribution ..............                 1,355                912                    4,765                 3,286
                                                       -------            -------                  -------               -------
                                                         1,417                964                    5,184                 3,687
                                                       -------            -------                  -------               -------
        Total Base Tissue Segment ......                 8,916              8,606                   39,835                39,330
                                                       -------            -------                  -------               -------


Other Product Lines ....................                   356                363                    1,406                 3,457
                                                       -------            -------                  -------               -------

Net Revenues ...........................               $21,924            $20,443                  $93,307               $88,577
                                                       =======            =======                  =======               =======




                                                    Three Months                               Year Ended
                                                  Ended December 31,                           December 31,
                                           ------------------------------          -----------------------------
                                              2005                2004                 2005            2004
                                           ==========          ==========          ===========      ============



Domestic ...............                         $19,138       $17,639                 $79,957       $77,317
International ..........                           2,786         2,804                  13,350        11,260
                                                 -------       -------                 -------       -------
                                                 $21,924       $20,443                 $93,307       $88,577
                                                 =======       =======                 =======       =======

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                        OSTEOTECH, INC. AND Subsidiaries
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (dollars in thousands, except per share data)



                                                             Three Months                    Year Ended
                                                          Ended December 31,                 December 31,
                                                   -----------------------------------    -------------------
                                                         2005           2004             2005            2004
                                                   ------------------ ---------------    --------------------


Net revenues:
  Service ....................................   $     21,568    $     20,080    $     91,901    $     85,120
  Product ....................................            356             363           1,406           3,457
                                                  -----------    ------------    ------------    ------------
                                                       21,924          20,443          93,307          88,577

Cost of services .............................         17,665          14,860          60,945          49,686
Cost of products .............................            103            (599)            500           2,816
                                                 ------------    ------------    ------------    ------------
                                                       17,768          14,261          61,445          52,502
                                                 ------------    ------------    ------------    ------------

Gross profit .................................          4,156           6,182          31,862          36,075

Marketing, selling, general and administrative         13,729          10,259          46,909          38,127
Research and development .....................          1,734           1,390           5,021           4,578
                                                 ------------    ------------    ------------    ------------
                                                       15,463          11,649          51,930          42,705

Operating loss ...............................        (11,307)         (5,467)        (20,068)         (6,630)
Interest expense, net ........................           (228)            (18)           (774)           (377)
Gain on sale of patents ......................            575             575
Other ........................................             56             292            (790)            302
                                                 ------------    ------------    ------------    ------------

Loss before income taxes .....................        (11,479)         (4,618)        (21,632)         (6,130)
Income tax provision (benefit) ...............            132               5            (515)           (847)
                                                 ------------    ------------    ------------    ------------
Net loss .....................................   $    (11,611)   $     (4,623)   $    (21,117)   $     (5,283)
                                                 ============    ============    ============    ============
Loss per share:
     Basic....................................   $       (.67)              $    $      (1.23)   $       (.31)
                                                                                                         (.27)
     Diluted .................................   $       (.67)              $    $      (1.23)   $       (.31)
                                                                                                         (.27)
Shares used in computing loss per share:
     Basic ...................................     17,219,856      17,165,606      17,195,868      17,146,127
     Diluted .................................     17,219,856      17,165,606      17,195,868      17,146,127

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                        OSTEOTECH, INC. AND Subsidiaries
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (dollars in thousands)


                                                                  December 31
                                                  ----------------------------------------
                                                       2005                       2004
                                                   --------------------       ------------

              Assets

Cash and cash equivalents .......................      $ 13,484                  $ 13,391
Accounts receivable, net ........................        14,879                    14,795
Deferred processing costs .......................        28,805                    36,049
Inventories .....................................         1,278                     1,202
Other current assets ............................         3,438                     5,595
                                                       --------                  --------
          Total current assets ..................        61,884                    71,032
Property, plant and equipment, net ..............        39,962                    37,447
Other assets ....................................         9,176                     7,925
                                                       --------                  --------
                                                       $111,022                  $116,404
                                                       ========                  ========



             Liabilities and Stockholders' Equity

Accounts payable and accrued expense ............      $ 16,320                  $ 11,532
Current maturities of capital lease obligation ..           655
Current maturities of long-term debt ............         2,661
                                                       --------                  --------
          Total current liabilities .............        16,975                    14,193
Capital lease obligation ........................        15,603
Long-term debt ..................................        10,076
Other liabilities ...............................         7,689                       740
                                                       --------                  --------
          Total liabilities .....................        40,267                    25,009
Stockholders' equity ............................        70,755                    91,395
                                                       --------                  --------
                                                       $111,022                  $116,404
                                                       ========                  ========



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